Exhibit 5

LAW OFFICES
Nelson Mullins Riley & Scarborough, L.L.P.
A REGISTERED LIMITED LIABILITY PARTNERSHIP
BANK OF AMERICA CORPORATE CENTER	OTHER OFFICES:
SUITE 2400	Atlanta, Georgia
100 NORTH TRYON STREET	Charleston, South Carolina
Charlotte, North Carolina 28202-	Columbia, South Carolina
4000	Greenville, South Carolina
TELEPHONE (704) 417-3000	Myrtle Beach, South Carolina
FACSIMILE (704) 377-4814	Raleigh, North Carolina
www.nelsonmullins.com	Washington, DC
Winston-Salem, North Carolina

October 21, 2004

Board of Directors
CT Communications, Inc.
1000 Progress Place, NE
Concord, North Carolina 28025

Re: CT Communications, Inc. Amended and Restated 2001 Stock Incentive Plan

Ladies and Gentlemen:

     A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter by CT Communications, Inc., a North Carolina corporation (the “Company”), with the Securities and Exchange Commission registering the sale of up to 1,400,000 shares of the Company’s Common Stock, no par value per share, that may be originally issued under the Company’s Amended and Restated 2001 Stock Incentive Plan (the “Plan Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     Although we did not participate in the preparation of the Registration Statement or the Company’s Amended and Restated 2001 Stock Incentive Plan (the “Plan”) and offer no opinions with respect thereto, we have examined the Articles of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, and records of the meetings of the directors and shareholders of the Company approving the Plan and authorizing the issuance of the Plan Shares, the Registration Statement, the Plan and such other documents relating to the Company as we deemed material for the purpose of this opinion (the “Documents”).

     In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
CT Communications, Inc
October 21, 2004

     Based on the foregoing, we are of the opinion that the Plan Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Plan Shares. In giving such consent we do not hereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

     This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of North Carolina and the federal laws of the United States of America.

Yours very truly,

NELSON, MULLINS, RILEY & SCARBOROUGH, LLP

By:	/s/ Jerry W. Amos

	Jerry	W. Amos